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                                  EXHIBIT 99.1

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
        RESTATED CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
                                   UNAUDITED


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

                                                             THREE          SIX          NINE         TWELVE
                                                             MONTHS        MONTHS       MONTHS        MONTHS
(In millions, except per share)                              ENDED         ENDED         ENDED        ENDED
                                                             MAR 31,       JUNE 30,      SEP 30,      DEC 31,
                                                              1999          1999          1999         1999
                                                            ---------     ---------     --------     --------


NET SALES                                                    $3,099.1     $6,261.9      $9,678.3     $13,355.4

Cost of Goods Sold                                            2,443.7      4,967.4       7,878.1      10,832.3
Selling, Administrative and General Expense                     444.8        920.0       1,435.4       2,016.7
Rationalizations                                                167.4        157.8         163.9         171.6
Interest Expense                                                 37.7         77.3         123.5         179.4
Other (Income) Expense                                            5.3         11.0        (148.2)       (147.1)
Foreign Currency Exchange                                       (34.6)       (33.5)        (34.8)        (27.6)
Equity in Earnings of Affiliates                                 (1.8)        (4.3)         (6.8)        (10.3)
Minority Interest in Net Income of Subsidiaries                   4.5         11.0          23.1          40.3
                                                             --------     --------      --------     ---------
Income before Income Taxes                                       32.1        155.2         244.1         300.1
United States and Foreign Taxes on Income                         8.2         48.2          37.9          56.9
                                                             --------     --------      --------     ---------

NET INCOME                                                   $   23.9     $  107.0      $  206.2     $   243.2

Retained Earnings at Beginning of Period                      3,651.2      3,651.2       3,651.2       3,651.2

CASH DIVIDENDS                                                  (47.1)       (93.6)       (140.8)       (187.5)
                                                             --------     --------      --------     ---------
Retained Earnings at End of Period                           $3,628.0     $3,664.6      $3,716.6     $ 3,706.9
                                                             --------     --------      --------     ---------
NET INCOME PER SHARE OF COMMON STOCK -- BASIC:               $   0.15     $   0.69      $   1.32     $    1.55
                                                             --------     --------      --------     ---------
Average Shares Outstanding                                      156.0        156.1         156.3         156.2

NET INCOME PER SHARE OF COMMON STOCK -- DILUTED:             $   0.15     $   0.67      $   1.30     $    1.53
                                                             --------     --------      --------     ---------
Average Shares Outstanding                                      157.8        159.6         159.5         158.9

CASH DIVIDENDS PER SHARE                                     $   0.30     $   0.60      $   0.90     $    1.20
                                                             --------     --------      --------     ---------

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                                     X-99-1